Exhibit 99.1

FOR IMMEDIATE RELEASE
January  26, 2012

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT & CEO, COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Community Trust Bancorp, Inc. (NASDAQ-CTBI) is pleased to announce the appointment of Crit Luallen and J. Mark Campbell to the Board of Directors of its subsidiary, Community Trust Bank, Inc.

Ms. Luallen, a Frankfort Kentucky native, has been in public service for over 30 years most recently serving as Kentucky State Auditor from 2003 through 2011.  Prior to running for public office, Ms. Luallen served for seven years as Secretary of the Governor’s Executive Cabinet which is the Chief Operating Officer of state government.  During her public service career,  Ms. Luallen has worked  for six governors in the  positions of State Budget Director; Secretary of the Finance and Administration Cabinet; Secretary of the State Tourism Cabinet; and Commissioner of the Kentucky Department of the Arts and Special Assistant to the Governor.

Ms. Luallen’s influence in education and economic development have been seen in her active participation in passage of the Early Childhood Development  Initiative ; assisting the team that successfully recruited Toyota Manufacturing to Kentucky;  working on higher education reform  in 1997; the development of the Metro College working with UPS to expand its presence in Louisville; chair of EMPOWER Kentucky; and securing funding for the Governor’s School for the Arts and the Kentucky History Center.

The significance of Luallen’s work has been recognized with many honors including the 2011 recipient  of the Livingston Taylor Ethics Award and Governing Magazine’s Public Official of the Year 2009 Award.

Ms. Luallen is a graduate of Centre College, where she serves on the Board of Trustees and is married to Lynn Luallen.  She has three stepchildren and seven grandchildren.

Mr. Campbell, a native of Perry County Kentucky, has worked in the mining industry since 1978.  He is currently a shareholder in Marshall Resources and Cambrian Coal Group.    In addition to his sales agent responsibilities for Pevler Coal Sales Company, Inc., Mr. Campbell manages these active mining operations for the shareholders.  Mr. Campbell’s extensive experience in the mining industry  prior to becoming self-employed encompasses numerous engineering positions from Project Engineer to Chief Engineer; Manager of Land, Reclamation and Engineering ;  Vice President of Operations;  and Vice President responsible for the Big Sandy Terminal and river utility accounts  during his tenure with Arch Coal Companies from 1988 through 1995.

Mr. Campbell, a graduate of the University of Kentucky, is a Registered Professional Engineer and a Professional Land Surveyor in the state of Kentucky.  He is currently a director of the Peter Creek Coal Association and CEDAR, Inc. and a past president of the Lexington Coal Exchange and the North Carolina Coal Institute.

Mr. Campbell and his wife Susan, currently reside in Charleston, West Virginia. They are the proud parents of three grown children and very proud grandparents of one grandson.

“We are very pleased to have Ms. Luallen and Mr. Campbell join the Board of Directors of our bank.  Each of them brings a level of experience and knowledge that makes them a valuable addition to our Board,” said Jean R. Hale, Chairman, President and CEO.

Community Trust Bank, Inc. is the wholly owned subsidiary of Community Trust Bancorp, Inc., the largest Kentucky domiciled bank holding company, with assets of $3.6 billion.  Headquartered in Pikeville,  Community Trust Bancorp, Inc. has 70 banking locations across eastern, northeastern, central and south central Kentucky, six banking locations in southern West Virginia, four banking locations in Tennessee and four trust offices across Kentucky and one trust office in Tennessee.